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                                                                Exhibit 23(a)



                      [KPMG Peat Marwick LLP Letterhead]


Shareholders and Board of Directors
Rubbermaid Incorporated:

We consent to incorporation by reference in the registration statement on Form S-8 of Rubbermaid Incorporated for the Amended and Restated 1989 Stock Incentive and Option Plan of our report dated January 31, 1997, relating to the consolidated balance sheets of Rubbermaid Incorporated and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of earnings, cash flows and shareholders' equity for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of Rubbermaid Incorporated.


                                     /s/ KPMG Peat Marwick LLP


Cleveland, Ohio
August 22, 1997